                                                                     Exhibit 3.2

                                   BY-LAWS OF
                         KREDITANSTALT FUR WIEDERAUFBAU






as amended on November 19, 1968, considering the amendments of April 13, 1973, April 2, 1974, November 28, 1977, November 17, 1987, May 16, 1988, May 5, 1995,
May 3, 1996, January 23, 1998, and November 13, 1998, January 23, 1998, November 13, 1998, October 26, 2000 and May 10, 2001, as resolved by the Board of Directors and approved by the Supervisory Authority pursuant to Article 8, paragraph 2, of the Law Concerning the Kreditanstalt fur Wiederaufbau.

                                   Section 1

                               BOARD OF MANAGEMENT

      (1) The members of the Board of Management shall be appointed upon recommendation of the Legal and Administrative Committee by the Board of Directors for a maximum term of five years; they may be reappointed or their terms of office may be extended by up to five years in each case; this requires another resolution by the Board of Directors which may be passed no sooner than one year prior to the termination of the current term of office. The Board of Directors may revoke the appointment of a member of the Board of Management for important cause.


      (2) The Board of Management (Article 6 of the Law) shall conduct the business and administer the assets of the Corporation in conformity with the Law, these By-laws, and any rules for the Board of Management that the Board of Directors may issue. The Board of Management is responsible to the Board of Directors for duly performing its duties and for carrying out all resolutions of the Board of Directors.


      (3) At regular intervals, at least every three months, the Board of Management shall report in writing to the Board of Directors on the course of business and the financial position of the Corporation. On occasion of importance, furthermore, the Board of Management shall report in writing to the Chairman or the Deputy Chairman of the Board of Directors; in urgent cases reporting may be done orally, to be followed by a report in writing without undue delay. The report must conform to the principles of conscientious and true accounting.


      (4) Resolutions concerning important matters must be passed by a majority of the entire Board of Management; any tie in voting shall be considered as rejection.


      (5) The aggregate compensation of each member must be adequate to his or her responsibilities and the situation of the Corporation.


      (6) Without the consent of the Board of Directors, the members of the Board of Management may not conduct any commercial business or transact business for their own or someone else's account within the Corporation's line of business. Nor may they be member of the Board of Management, manager, or general partner in any other business without the approval of the Board of Directors.

      (7) The Corporation may grant loans to members of its Board of Management only with the approval of the Board of Directors. This does not apply to loans not exceeding one month's salary.


                                   Section 2

                     LIMITATION OF THE BOARD OF MANAGEMENT'S

                     MANAGING AND ADMINISTRATIVE COMPETENCE

      (1) It is only with the prior assent of the Board of Directors that the Board of Management may

      1. issue bonds (Article 4, para. 1 of the Law);

      2. take loans in foreign countries (Article 4, para. 1 of the Law);

      3. grant loans directly for projects serving the reconstruction or promotion of the German economy and loans in connection with export transactions of domestic enterprises (Article 3, para 1, second part of sentence 1 of the Law);

      4. grant indirect loans, if these result in the aggregate indebtedness of one and the same ultimate borrower or of a credit institution to the Corporation exceeding euro fifty million, unless the Board of Directors has set other limits to aggregate indebtedness; the undertaking of a guarantee by the Corporation shall be deemed to be equivalent to granting a loan;

      5. grant short-term loans for projects serving the reconstruction or promotion of the German economy (Article 3, para. 1, second part of sentence 2 of the Law);

      6. issue guarantees for short-term loans concerning projects serving the reconstruction or promotion of the German economy (Article 3, para. 3 of the Law);

      7. use securities other than those provided by the Law (Article 3, para. 2, sentence 2 of the Law);

      8. take other securities than those provided by the Law when issuing guarantees pursuant to Article 2, para. 1, No. 3 of the Law (Article 3, para. 3 of the Law);

      9. conduct other business in the meaning of Article 2, para. 3 of the Law; this does not apply to

      a) the investment of funds deriving from borrowings or the proceeds of debentures which are not immediately needed for granting loans, as well as the investment of other available funds;

      b) the taking of time deposits, insofar as this is needed for preliminary or interim financing;

      c) purchases and sales of accounts receivable and fixed-interest securities;

      d) purchases and sales of the Corporation's bonds for the purpose of maintaining their market value;

      e) purchases and sales of bills of exchange in connection with loan transactions;

      f) the keeping of balances on current accounts.

      (2) In the cases listed in paragraph 1 under Nos. 3 to 8, the Credit Granting Committee (Article 9, para. 3) shall decide instead of the Board of Directors as to loans not exceeding euro hundred million, unless the latter reclaims its power of assent (Article 7, para. 6 of the Law).

      (3) Should the need for speedy decision make it impossible to obtain prior assent in the cases mentioned in paragraphs (1) and (2), subsequent authorization by the Board of Directors (para. 1) or by the Credit Granting Committee (para. 2) shall be procured at the earliest opportunity.

      (4) Once the Board of Directors or the Credit Granting Committee has authorized a loan to a borrower, the Board of Management need not obtain a new prior assent for increasing such loan provided the approved line of credit is not exceeded by more than 25 percent, unless the amount by which the line of credit is to be increased surpasses euro fifty million.

      (5) The provisions of paragraph 1, Nos. 3, 4, 5, and 7, do not apply to loans granted for account of third parties (Article 3, para. 4 of the Law).


      (6) Measures intended to be taken by the Board of Management in important administrative matters must be approved by the Legal and Administrative Committee (Article 9, para. 2); paragraph (3) applies mutatis mutandis. Important administrative matters within the meaning of this provision include particularly the acquisition and disposal of real estate needed for the business of the Corporation.

                                   Section 3

                        REPRESENTATION OF THE CORPORATION

      (1) For statements to be issued vis-a-vis the Corporation it is sufficient that they be made to one member of the Board of Management (Article 6, para. 4 of the Law).

      (2) Generally statements by the Corporation shall be made in writing and are binding on the Corporation when they are issued jointly either by two members of the Board of Management or by one member of the Board of Management together with an authorized representative (Article 6, para. 3, sentence 2 of the Law). In the case of written declarations, the signatures of two members of the Board of Management or of one member of the Board of Management and an authorized representative shall be added to the name of the Corporation. Upon specific direction of the Board of Management,

          1. documents may also be signed with binding effect by two authorized representatives,

          2. statements by the Corporation in writing that are made or transmitted with the aid of automatic equipment may be issued with facsimile signatures or, if supported by a corresponding note, may be issued with binding effect with two names or members of the Board of Management or authorized representatives added mechanically, and

          3. statements by the Corporation may also be issued by two authorized representatives with binding effect by way of electronic transmission.

      (3) Without prejudice to the official designation of the authorized representatives and subject to any internal limitations of their power of representation, the provisions of Articles 49, 50, 52, and 54 HGB concerning authorized signatories and authorized officers mutatis mutandis determine the scope of their power of representation.

      (4) The names of the members of the Board of Management and of the authorized representatives whose power of representation equals that of an authorized signatory in the meaning of Article 49 HGB shall be published in the "Bundesanzeiger" without undue delay; the same applies to any change in the identity of the members of the Board of Management and of the authorized representatives concerned.

      (5) The Board of Directors represents the Corporation in dealing with the members of the Board of Management or in case of legal disputes with them. Agreements with the Board of Management, in particular concerning the remuneration paid to its members (Article 6, para. 5 of the Law), shall be concluded by the Chairman on behalf of the Board of Directors subject to the approval of the Legal and Administrative Committee (Article 9, para. 2).


                                   Section 4

                      MEMBERSHIP OF THE BOARD OF DIRECTORS

      (1) The term of office of the members of the Board of Directors shall begin on January 1.

      (2) The Chairman of the Board of Directors shall notify the member concerned and the authorities competent under Article 7, para. 1 of the Law to appoint members of the Board of Directors of the impending retirement of such member not later than October 31 of the respective year.

      (3) In case a member of the Board of Directors retires prematurely, the member replacing him shall be appointed to serve for the remainder of the retiring member's term of office.

      (4) The Members of the Board of Directors are bound to maintain secrecy. They must not make unauthorized use of business secrets coming to their knowledge when performing their duties. This obligation remains valid also after retirement from the Board of Directors.

      (5) The members of the Board of Directors shall receive an expense allowance as determined by the Supervisory Authority. In addition, they shall be paid travelling expenses and daily allowances for their attending meetings of the Board of Directors as well as of its committees or advisory boards.

      (6) It is only upon prior assent of the Board of Directors that the Corporation may grant loans to members of the Board of Directors.


                                   Section 5

                   DUTIES AND POWERS OF THE BOARD OF DIRECTORS

      (1) It is the duty of the Board of Directors to supervise constantly the conduct of the Corporation's business and the administration of its assets (Article 7, para. 5 of the Law). The members of the Board of Directors are responsible to the Corporation for duly performing their duties.

      (2) The Board of Directors may at any time require the Board of Management to submit a report on the affairs of the Corporation. An individual member may also require such a report, but only to the Board of Directors; should the Board of Management decline to submit such report, the report may be required only if the requirement is supported by another member of the Board of Directors.


                                   Section 6

                    SPECIFIC POWERS OF THE BOARD OF DIRECTORS

            Without prejudice to the powers from its general supervisory authority, the Board of Directors is competent:

      1. to resolve amendments to the By-laws (Article 8 of the Law);

      2. to issue rules for the conduct of its own business as well as for that of the committees and advisory boards provided for in Article 9;

      3. to appoint and dismiss the members of the Board of Management;

      4. to issue guidelines for the Corporation's loan business;

      5. to allocate, with a view to performing the functions listed in Article 2, paras. 1 and 2 of the Law, the funds available insofar as this appears opportune considering their size and provided the funds are not earmarked for specific purposes;

      6. to approve of activities of the Board of Management pursuant to Article 2, paras. 1, 2, 4, and 6;

      7. to issue general or specific orders to the Board of Management (Article 7, para. 5, sentence 2 of the Law);

      8. to approve the Annual Statement of Accounts (Article 9 of the Law);

      9. to select the auditor (auditing company) to be proposed to the Supervisory Authority (Article 9, para. 1 of the Law);

      10. to designate the journals, apart from the "Bundesanzeiger", suitable for publishing announcements of the Corporation.


                                   Section 7

                       MEETINGS OF THE BOARD OF DIRECTORS

      (1) The Board of Directors shall meet as often as required by the state of business at the place designated with the call. It must be called once each calendar half-year.

      (2) The meetings shall be called by the Chairman or, in case of his inability, by his deputy; the Chairman or his deputy may order the Board of Management to call the meeting.

      (3) A meeting must be called whenever required by at least eight members of the Board of Directors or by the Board of Management, with the subject of discussion stated, or if required by the Supervisory Authority.

      (4) As a rule, the meeting shall be called by registered letter, if possible with the agenda. There must be a period of at least six days between the invitation and the date of the meeting; this requirement will be held to have been observed if the letter of invitation has been mailed not later than the sixth day prior to the meeting.

      (5) The members of the Board of Management shall attend the meetings of the Board of Directors in an advisory capacity. The Board of Directors may decide to call in experts and consultants.


                                   Section 8

                      RESOLUTIONS OF THE BOARD OF DIRECTORS

      (1) The Board of Directors may pass resolutions if at least one-half of its members are present or, insofar as this is permissible (Article 7, para. 1 No. 2 of the Law), are represented. Unless the Law or the By-laws provide otherwise, the Board passes its resolutions by simple majority of the votes cast; in the case of a tie, the vote of the Chairman shall decide (Article 7, para. 4, sentences 1 and 2 of the Law).

      (2) In cases of urgency, resolutions may be passed by letter or telegraphic balloting. They are deemed to have been passed as soon as affirmative written or telegraphic statements from at least one-half of the members or, insofar as this is permissible (Article 7, para. 1, No. 2 of the Law), from their deputies have been received by the Corporation. If the Law or the By-laws require a majority of more than one-half of the votes cast for passing the resolution in question (Article 8, para. 2 of the Law), such resolution shall be deemed to have been passed as soon as the required majority of the members or, insofar as this is permissible (Article 7, para. 1, No. 2 of the Law), their deputies have assented by letter or telegram to the resolution to be passed.


      (3) Written invitations to vote shall be sent by registered mail; telegraphic invitations to vote shall be confirmed by registered mail without undue delay.


      (4) The results of votings by letter or telegram shall be announced at the next meeting of the Board of Directors.

      (5) Each meeting of the Board of Directors shall be recorded by minutes which are to be signed by the Chairman or his deputy.

      (6) All binding statements made by the Board of Directors within its authority must be in writing; they shall be signed by the Chairman or, in case of his inability, by his deputy.


                                   Section 9

                    SETTING UP COMMITTEES AND ADVISORY BOARDS

      (1) For the purpose of performing the duties assigned to it, the Board of Directors may revocably set up committees from its membership, at the same time designating their chairmen and deputy chairmen; furthermore it may authorize such committees to take final decisions on its behalf (Article 7, para. 6 of the Law). Such committees shall be able to take decisions whenever at least one-half of their members are present in addition to their chairmen or deputy chairmen. Deputies for the members of the committees shall be appointed as required.

      (2) For the handling of legal and administrative matters a Legal and Administrative Committee shall be established, composed of the Chairman and the Deputy Chairman of the Board of Directors as well as five of its members, three of whom shall be members as defined by Article 7, para. 1, No. 2 of the Law. Resolutions of this committee under Article 1, para. 1, and Article 3, para. 5 must be passed by a ajority of two-thirds of the members entitled to vote.

      (3) For the handling of credit matters a Credit Granting Committee shall be established, composed of the Federal Minister of Finance (Chairman) and the Federal Minister of Economics (Deputy Chairman) as well as ten further members, two of whom shall be members as defined by Article 7, para. 1, No. 2 of the Law.

      (4) The Chairman of the Board of Directors shall take the chair in the Legal and Administrative Committee as well as in the Credit Granting Committee. The Deputy Chairman of the Board of Directors shall act as deputy chairman of these committees. Should both the Chairman and the Deputy Chairman of the Board of Directors be unable to attend, the Credit Granting Committee may elect another member of the committee to be its chairman for a single meeting; in this case, the Credit Granting Committee, notwithstanding paragraph 1, shall be able to take decisions whenever at least one-half of the committee members are present in addition to the elected chairman.

      (5) Should additional committees be set up, they must include two members as defined by Article 7, para. 1, No. 2 of the Law.

      (6) The drawing-up of minutes and the rendering of binding statements shall be governed mutatis mutandis by Article 8, paras. 5 and 6.

      (7) For the purpose of consultation, the Board of Directors is authorized to appoint advisory boards composed of experts who need not be members of the Board of Directors.

      (8) The principal results of any committee and advisory board meetings shall be reported to the Board of Directors at its first meeting subsequent to any such meetings.


                                   Section 10

                              CONDITIONS FOR LOANS

      The Corporation may determine the conditions under which intermediary credit institutions shall pass on loans to borrowers; it may stipulate, in particular, that the loan funds shall be disbursed only in accordance with the progress of the project financed with such loan.

                                   Section 11

                               REDEMPTION OF BONDS

      Bonds issued by the Corporation shall be withdrawn from circulation by repurchasing or calling; the bonds to be redeemed by calling shall be determined by lot.

                                   Section 12

                             ISSUANCE OF GUARANTEES

      (1) Pursuant to Article 2, paragraph 1, No. 3 and Article 3, paragraph 3 No. 3 of the Law, the Corporation may issue guarantees and similar commitments also for portfolios of loan obligations.

      (2) Guarantees may also be issued for loans taken abroad in either domestic or foreign currencies.

      (3) Any guarantee shall be restricted to the amount that, failing the Corporation's guarantee, cannot be granted under the laws, statutes, or other regulations applicable to the lender.



      The text of these by-laws is also available in German, French and Spanish. Only the German original is legally binding.